Exhibit 99.1

FOR IMMEDIATE RELEASE
National MI Approved to Write Mortgage Guaranty Insurance in Florida
Approval by the Florida Office of Insurance Regulation marks the 49th state for mortgage insurer
Emeryville, CA-November 22, 2013 - NMI Holdings, Inc., (NASDAQ: NMIH) the parent company of National Mortgage Insurance Corporation (National MI) announces today that National MI’s application for an insurance license in Florida has been approved by the Florida Office of Insurance Regulation (OIR). With the approval by the Florida OIR, National MI is now licensed to write mortgage guaranty insurance in 49 of the 50 U.S. states and the District of Columbia.
“Approval by the Florida Office of Insurance Regulation is a significant achievement for National MI,” said Bradley Shuster, president and chief executive officer of NMI Holdings, Inc. “We are delighted that we will be able to provide mortgage insurance to homeowners in Florida, a state hit particularly hard by the burst of the housing bubble.”
Florida’s homeownership rate dropped to 66 percent in the second quarter of 2013, which is down from 72.1 percent in the second quarter of 2005, according to the most recent U.S. Census Bureau report.
With its approval of National MI as a licensed insurer in the state of Florida, the Florida OIR will be helping to broaden the availability of mortgage financing, particularly for first-time homeowners who might not have a 20 percent down payment, Shuster noted. Private mortgage insurance is typically required on mortgages with a loan-to-value (LTV) ratio greater than 80 percent.
“We commend the Florida Office of Insurance Regulation for recognizing the benefit that we believe increased mortgage insurance capacity provides in supporting the American dream of owning a home,” he said.
National MI has received approval from Fannie Mae and Freddie Mac and applied for state licensing in all 50 states and the District of Columbia. Wyoming is the sole remaining state where the company’s license application has not yet been approved.
About National Mortgage Insurance
National Mortgage Insurance Corporation (National MI) is headquartered in Emeryville, California, in the San Francisco Bay Area. NMI Holdings, Inc., National MI’s parent company, raised over $500 million of capital in a private placement of its securities in April 2012 and completed its initial public offering in November 2013. National MI has received approval from Fannie Mae and Freddie Mac as a qualified mortgage insurer, and has been approved to provide mortgage insurance in 49 states and the District of Columbia. For more information, please visit www.nationalmi.com

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